THIS 8% PROMISSORY NOTE (THE “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AMERICAN SCIENTIFIC RESOURCES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

FORM OF 8% PROMISSORY NOTE

US$________	May __, 2011
(“Issuance Date”)

FOR VALUE RECEIVED, American Scientific Resources, Inc., a Nevada corporation (“Borrower”) with an address at 1112 Weston Rd., Unit 278, Weston, FL 33326, promises to pay to __________________ (together with its registered assigns or successors in interest, “Holder”) with an address at ____________________________, upon the terms set forth below, the sum of _________________________________ United States Dollars (US$__________) (the “Principal Amount”) and the Interest (as defined herein) thereon on November ___, 2011 (the “Maturity Date”), if not sooner paid in accordance with the terms of this Note.

ARTICLE I
THE NOTE; INTEREST; PREPAYMENT; ACCELERATION

1.1.          The Note.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

1.2.          Interest Rate.  Interest on the unpaid principal balance of this Note (“Interest”) shall accrue at a rate of eight percent (8%) per annum commencing on the Issuance Date.  Interest shall be computed on the basis of a 365-day year and actual days elapsed and be payable on the Maturity Date.

1.3           Security Interest.  As collateral securing Borrower’s obligations hereunder, Borrower hereby grants to Holder a lien and security interest on 8,000 units of the VeraTemp thermometer.

1.4           Accounts Receivables.  Borrower shall pledge that portion of Borrower’s Accounts Receivable that is received as a direct result of the acquisition of inventory using the proceeds of the loan made hereunder until such time as the Principal Amount and Interest is paid in full.  See Schedule A for the accounts pledged. Any balance will be remitted back to the Borrower within three business days.  Holder will also terminate the payment instructions sent to the Borrower’s customers within three business days of this Note being paid in full.

1.5           Prepayment. Borrower has the option, but not the obligation, to pay all or any amount of the Principal Amount and/or Interest in one or a series of transactions at any time before the Maturity Date without prepayment penalty of any kind.

1.6           Acceleration of Maturity Date.  In the event, and only in the event, that Borrower obtains in any one financing transaction, including but not limited to any new debt instrument, equity instrument, joint venture, strategic acquisition, etc., of any kind, proceeds in the amount of two hundred thousand dollars ($200,000) or more, Borrower shall pay to Holder the Principal and Interest in full within three business days of the closing of such financing.

1.7           Restrictive Covenant.  Borrower shall not, without the consent of Holder, which shall not be unreasonably withheld or delayed, engage in any financing that involves a variable rate transaction during the six month term of this Note; provided, however, that this restriction shall not apply in the event that the financing discussed in Section 1.5 hereof has been initiated on or before the two month anniversary of the Issuance Date.  Notwithstanding the foregoing, debt instruments and private sales of equity to accredited investors at a fixed price no lower than $0.15 per share shall be permitted.  If no large financings (those greater than $200,000) occur within the next two months, this clause will become null and void.

ARTICLE II
EVENTS OF DEFAULT

2.1           The occurrence and continuance of any of the following events shall be an “Event of Default”:

(a)           Failure to Pay Principal or Interest.  Borrower fails to pay on the Maturity Date the Principal Amount and Interest, and such failure shall continue for a period of five (5) business days after the Maturity Date;

(b)           Breach of Covenant.  Borrower breaches a material covenant, term or condition of this Note in any material respect and such breach is not cured by Borrower within thirty (30) days after Borrower receives written notice by Holder of such breach;

(c)           Breach of Representations and Warranties.  Any representation or warranty of Borrower made herein shall be false or misleading in any material respect and such false or misleading statement is not cured by Borrower within thirty (30) days after Borrower receives written notice by Holder of statement;

(d)           Receiver or Trustee.  Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for itself or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed; or

(e)           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower.

2.2.          Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default, interest on this Note shall automatically change to two percent (2.0%) per month, payable as follows: one percent (1.0%) in immediately available funds and one percent (1%) payable in common stock of Borrower calculated based on the volume weighted average price of the Common Stock on the OTC Bulletin Board on the trading day immediately preceding the Event of Default until such Event of Default is cured or waived.

2.3           Collection Expenses. If Holder shall commence an action or proceeding to enforce this Note, then Borrower shall reimburse Holder for its costs of collection and reasonable attorneys’ fees incurred from the investigation, preparation and prosecution of such action or proceeding; provided that such action does not directly or indirectly arise from Holder’s negligence or misconduct.

ARTICLE III
REPRESENTATIONS OF BORROWER

3.1.          Representations and Warranties of Borrower. Borrower hereby represents and warrants to Holder as follows:

(a) That the information contained in Borrower’s financial statements and all other materials or documents previously or hereafter submitted to Holder in connection with this Note are true, correct and complete in all material respects;

(b) Borrower is the sole owner of and has good, free and unencumbered title to each those enumerated Receivables;

(c) Execution and performance of this Note has been duly authorized by all necessary actions and this Note and all the other documents executed in connection herewith are legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except in the case of bankruptcy, general rights of creditors or with respect to principles of equity;

(d) Each Receivable pledged is based upon a bona fide sale of goods or services and represents a completed delivery or completed furnishing of property or services in fulfillment of all the terms and provisions of a fully executed and unexpired contract with the account debtor and is a valid and enforceable obligation of the account debtor;

(e) Each account debtor has accepted goods or services covered by the applicable Receivable;

(f) All Receivables are current, are not past due, have not been paid in whole or in part, are outstanding in the amounts reflected in Schedule "A" and are not subject to any dispute or claim as to price, quality, quantity, workmanship, delay in shipment, set off, counterclaim or other defense;

g) No product or service was provided on a guaranteed-sale basis or "buy-back" agreement, and the account debtor has not claimed any defense of any kind or character or object for any reason whatsoever against payment of such Receivable;

(h) Borrower’s chief executive office and the location where all books and records pertaining to each Receivable are kept are at the address shown below for notice to Borrower;

(i) Borrower is solvent, properly licensed and authorized to operate its business under the name designated herein;

(j) Borrower uses no trade name or pseudonym that has not been disclosed to Holder in writing;

(k) No petition in bankruptcy has been filed by or against Borrower nor has Borrower filed any petition seeking an arrangement of its debts or for any other relief under the Bankruptcy Code of the United States;

(l) That no application for appointment of a receiver or trustee for all or a substantial part of Borrower’s property is pending;

(m) Borrower has made no assignment for the benefit of creditors;

(n) Borrower does not own, control or exercise dominion over, in any way whatsoever, the business of any account debtor on any Receivable;

(o) To the best of Borrower’s knowledge, the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs;

(p) All Receivables arise from services rendered or products sold to commercial entities for business purposes and not for personal, family, or household purposes;

ARTICLE IV
MISCELLANEOUS

4.1           Failure or Indulgence Not Waiver; Cumulative Remedies.  No failure or delay on the part of Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver of such power, right or privilege apply as a waiver of future powers, rights or privileges.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2           Notices.  Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing by certified or registered U.S. mail with return receipt requested and postage prepaid; by private overnight delivery service (e.g. Federal Express); by facsimile transmission (if no original documents or instruments must accompany the notice); or by personal delivery.  Any such notice shall be deemed to have been given (a) on the business day immediately following the mailing thereof, if mailed by certified or registered U.S. mail as specified above; (b) on the business day immediately following deposit with a private overnight delivery service if sent by said service; (c) upon receipt of confirmation of transmission if sent by facsimile transmission; or (d) upon personal delivery of the notice.  All such notices shall be sent to the addresses set forth in the preamble to this Note (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 4.2):

4.3           Assignability.  This Note shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Holder and its successors and assigns, and may be assigned by Holder; provided that Holder provides Borrower of such assignment at least ten days prior to the effective date of such assignment.

4.4           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Courts situated therein for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

4.5           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrower to Holder or promptly refunded to Borrower in the event that no amounts are owed by Borrower to Holder.

4.6           Construction.  Each party hereto acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

4.7           Headings.  The headings of various sections of this Note have been inserted for reference only and shall not affect the meaning or construction of any of the provisions hereof.

4.8           Severability. If any provision of this Note is held to be unenforceable under applicable law, such provision shall be excluded from this Note, and the balance hereof shall be interpreted as if such provision were so excluded.

4.9           Modification and Waiver.  This Note and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by Borrower and Holder.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Borrower has caused this 8% Promissory Note to be signed in its name effective as of this _____th day of May 2011.

By:
Name: Christopher F. Tirotta, MD, MBA
Title: CEO/Chairman